EXHIBIT 21.1

GARMIN LTD.

List of Subsidiaries of Company

Name of Subsidiary	Jurisdiction of Incorporation

Garmin International, Inc.	Kansas
Garmin North America, Inc.	Kansas
Garmin USA, Inc.	Kansas
Garmin Realty, LLC	Kansas
Garmin AT, Inc.	Oregon
Digital Cyclone, Inc.	Minnesota
Garmin Argentina SRL	Argentina
Garmin Australasia Pty Ltd.	Australia
Garmin Austria GmbH	Austria
Garmin Austria Holding GmbH	Austria
Garmin Belux NV/SA	Belgium
Garmin Desenvolvimento de Sistemas de Aviação e Comercio
de Tecnologias do Brasil Ltda	Brazil
Dynastream Innovations, Inc.	Canada (Alberta)
Garmin Chile Lda	Chile
Garmin China Co., Ltd.	China
Garmin China Shanghai Co., Ltd.	China
Garmin China Shanghai RHQ Co., Ltd.	China
Garmin China ChengDu Co., Ltd.	China
Garmin Hrvatska d.o.o.	Croatia
Garmin Czech s.r.o	Czech Republic
Garmin Nordic Denmark A/S	Denmark
Garmin Danmark Ejendomme ApS	Denmark
Garmin (Europe) Ltd.	England
Garmin Nordic Finland Oy	Finland
Garmin Nordic Finland Holding Oy	Finland
Garmin France SAS	France
Garmin Deutschland GmbH	Germany
Garmin Deutschland Beteiligungs GmbH	Germany
Garmin Würzburg GmbH	Germany
GPS Insurance Ltd.	Guernsey
Garmin India Private Ltd.	India
Garmin Italia S.p.A.	Italy
Garmin Japan Ltd.	Japan
Garmin Luxembourg S.à r.l.	Luxembourg
Garmin Luxembourg Holdings S.à r.l.	Luxembourg
GRMN Navigation Mexico S de RL de CV	Mexico
Garmin B.V.	Netherlands
Garmin Acquisition B.V.	Netherlands
Garmin Nederland B.V.	Netherlands
Garmin Nordic Norway AS	Norway
Garmin Nordic Norway Holding AS	Norway
Garmin Polska Sp. z o.o.	Poland
Garmin Cluj SRL	Romania
Garmin, trgovina in servis, d.o.o.	Slovenia
Garmap (Pty) Ltd.	South Africa
Garmin Africa Holdings (Pty) Ltd.	South Africa
Garmin Southern Africa (Pty) Ltd.	South Africa
Garmin Iberia S.A.	Spain
Garmin Spain S.L.U.	Spain
Garmin Singapore Pte. Ltd	Singapore
Garmin Nordic Sweden AB	Sweden
Garmin Switzerland GmbH	Switzerland
Garmin Corporation	Taiwan